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                                                                   EXHIBIT 10.16


                              EMPLOYMENT AGREEMENT

                  AGREEMENT, made as of August 4, 2001 by and between Retek Inc., a Delaware corporation (the "Company"), and John Buchanan (the "Executive") and effective thereof upon approval of the Board of Directors of the Company.

                  WHEREAS, the Executive was the founder of Retek Inc., the predecessor entity to the Company and has acted as the Chairman of the Board of Directors of the Company and served as its Chief Executive Officer; and

                  WHEREAS, the Company has been in active search for a Chief Executive Officer and has entered into a successor for the Executive but desires to retain the services of the Executive to assure a smooth transition and further recognizes that the Executive's talents and abilities are unique, and have been integral to the success of Retek and thus wishes to secure the ongoing services of the Executive on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

         1. Employment. The Company hereby agrees to employ the Executive as an advisor to the Company and as Chairman of the Board of the Company, and the Executive hereby accepts such employment, on the terms and conditions set forth below.

         2. Term. The Executive's employment by the Company hereunder (the "Employment Period") shall begin on August 4, 2001 (the "Effective Date") and end on December 15, 2002 ("End Date"). This Agreement shall automatically renew for an additional one (1) year term on the same terms and conditions as set forth herein at the sole option of the Board of Directors of the Company, said option to be exercised by written Notice; provided however, that if this Agreement is not so renewed, the Executive shall receive all compensation and related consideration under Section 5 hereof, and shall further immediately vest one hundred (100%) percent of the then outstanding unvested stock options held by the Executive effective as of the End Date.

         3. Position and Duties. During the Employment Period, the Executive shall serve as Executive Advisor and the Chairman of the Board of Directors of the Company (the "Board"), with such duties, authority and responsibilities as are normally associated with and appropriate for such positions. The Executive shall report directly to the Board. The Executive shall allot a reasonable amount of his working time, attention and energies during normal business hours on a part time basis (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, the Executive shall be permitted, to the extent such activities do not substantially interfere with his performance of his duties and responsibilities

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hereunder or violate Section 9(a) or (b) of this Agreement, to (i) manage his personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that the Executive's continuing to serve on any such board and/or committees on which he is serving, or with which he is otherwise associated, as of the Effective Date, shall be deemed not to interfere with his performance of his duties and responsibilities under this Agreement), (iii) serve on boards of other companies (iv) make personal appearances and lectures, and (v) engage in other activities which do not materially conflict or compete with the Company, and the Executive shall be entitled to receive and retain all remuneration received by him from the items listed in clauses (i) through (iv) of this paragraph.

         4. Place of Performance. The Executive shall not be required to relocate to any location other than that of his permanent residence. During the Employment Period, the Company shall provide the Executive with an office and staff in Minneapolis consistent with the practices of the Company immediately prior to the Effective Date.

         5. Compensation and Related Matters.

         (a) Base Salary. During the Employment Period, the Company shall pay the Executive an annualized base salary at the rate of not less than $100,000 per year and prorated for period of less than a full year ("Base Salary"). The Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. If the Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

         (b) Fiscal Year 2001 Bonus. During the Employment Period affected by the Company's fiscal year 2001 (Fiscal Year 2001"), but not with respect to the portion of the Employment Period for the Company's fiscal year 2002 ("Fiscal Year 2002"), the Executive shall be eligible to earn an annual target cash bonus equal to $220,500 (the "Annual Bonus"). The Compensation Committee of the Board (the "Compensation Committee") shall base the actual amount of the Annual Bonus on the achievement by the Company of performance goals previously established by the Compensation Committee for Fiscal Year 2001. The Compensation Committee shall use good faith in such determination and shall establish objective criteria to be used to determine the extent to which performance goals have been satisfied. No Annual Bonus shall be made for Fiscal Year 2002 or to the extent this Agreement is renewed pursuant to Section 1 hereof, for any other subsequent fiscal year.

         (c) Stock Options. The Executive shall continue to vest in all stock options according to the terms and conditions of the agreements granting such stock options.

         (d) Business, Travel and Entertainment Expenses. The Company shall promptly reimburse the Executive for all reasonable business, travel and entertainment expenses consistent with the Executive's titles and the practices of the Company in effect immediately prior to the Effective Date, including, without limitation, first class air transportation.


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         (e) Welfare, Pension and Incentive Benefit Plans. During the Employment
Period, the Executive shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, provided the Executive is legally permitted to participate, during the Employment Period, the Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives, other than any annual cash incentive plan.

         6. Termination. The Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

         (a) Death. The Executive's employment hereunder shall terminate upon his death.

         (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness as determined by a physician selected by the Executive, and reasonably acceptable to the Compensation Committee, (i) the Executive shall have been substantially unable to perform his duties hereunder for four consecutive months, or for an aggregate of 120 days during any period of twelve consecutive months and (ii) within thirty days after written Notice of Termination is given to the Executive after such four- or twelve- month period, the Executive shall not have returned to the substantial performance of his duties on a pre-incapacity basis, the Company shall have the right to terminate the Executive's employment hereunder for "Disability".

         (c) Cause. The Company shall have the right to terminate the Executive's employment for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment only upon the
Executive's:

                  (i) conviction of a felony or willful gross misconduct that, in either case, results in material and demonstrable damage to the business or reputation of the Company; or

                  (ii) willful and continued failure to perform his duties hereunder (other than such failure resulting from the Executive's incapacity due to physical or mental illness or after the issuance of a Notice of Termination by the Executive for Good Reason) within ten business days after the Company delivers to him a written demand for performance that specifically identifies the actions to be performed.

For purposes of this Section 6(c), no act or failure to act by the Executive shall be considered "willful" if such act is done by the Executive in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses, or such failure to act is due to the Executive's good faith belief that such action would be materially harmful to the Company or one of its businesses. Cause shall not exist unless and until the Company has delivered to the

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Executive a copy of a resolution duly adopted by a majority of the Board
(excluding the Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose after reasonable (but in no event less than thirty days') notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board, finding that in the good faith opinion of the Board that "Cause" exists, and specifying the particulars thereof in detail. This Section 6(c) shall not prevent the Executive from challenging in any court of competent jurisdiction the Board's determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

         (d) Good Reason. The Executive may terminate his employment for "Good Reason" after giving the Board of Directors detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting "Good Reason" within thirty days after receiving such notice. Good Reason shall mean the occurrence of any of the following without the written consent of the Executive or his approval in his capacity as the Chairman of the Board:

         (i) the assignment to the Executive of duties materially inconsistent with this Agreement or a material change in his titles or authority;

         (ii) any failure by the Company to comply with Section 5 hereof in any material way;

         (iii) the requirement of the Executive to relocate to locations other than that provided in Section 4 hereof;

         (iv) the failure of the Company to comply with any indemnification or like protections provided to all other members of the Board of Directors of the Company, whether by insurance, pursuant to statute, or the articles of incorporation or by laws of the Company

         (v) any material breach of this Agreement by the Company.

The Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

         (e) Without Cause. The Company shall have the right to terminate the Executive's employment hereunder without Cause by providing the Executive with a Notice of Termination.

         (f) Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination.

         7. Termination Procedure.



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         (a) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive during the Employment Period (other than pursuant to Section 6(a) -- Death of the Executive) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under that provision.

         (b) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 6(b) -- Disability of the Executive, thirty (30) days after the date of receipt of the Notice of Termination (provided that the Executive does not return to the substantial performance of his duties on a pre-incapacity basis during such thirty (30) day period), and (iii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

         8. Compensation Upon Termination or During Disability. In the event the Executive is disabled or his employment terminates during the Employment Period, the Company shall provide the Executive with the payments and benefits set forth below. The Executive acknowledges and agrees that the payments set forth in this
Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

         (a) Termination By Company without Cause, by Executive for Good Reason or by Reason of Disability or Death. If the Executive's employment is terminated by the Company without Cause, by the Executive for Good Reason by Reason of Disability or Death:

                  (i) the Company shall pay to the Executive, within thirty days of the Date of Termination, a lump sum payment equal to the sum of (A) annualized Base Salary through the End Date, (B) the Annual Bonus for Fiscal Year 2001, which may have otherwise earned paid with respect to such Fiscal Year 2001 and (C) shall vest as of the Date of Termination one hundred (100%) percent of his then unvested stock options as reflected in the records of the employee stock option plan administrator for the Company;

                  (ii) the Company shall continue to provide the Executive for a period equal to the remaining term of the Employment Period, following the Date of Termination, the medical, hospitalization, dental and life insurance programs provided for in Section 5(f), to the extent the Executive was a participant therein prior to the Date of Termination as if he had remained employed; provided, that if the Executive cannot legally continue to participate in the Company programs providing such benefits, the Company shall arrange to provide the Executive with the economic equivalent of the benefits they otherwise would have been entitled to receive under such plans and programs; and provided, further, that such benefits shall terminate on the date or dates the Executive becomes eligible to receive equivalent coverage and benefits under the plans

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and programs of a subsequent employer at an equivalent cost to the Executive
(such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

                  (iii) the Company shall, consistent with past practice, reimburse the Executive pursuant to Section 5(d) for business expenses incurred but not paid prior to such termination of employment;

                  (iv) the Executive shall be entitled to any other rights, compensation and/or benefits as may be due to the Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company (other than any severance-based plan or program).

         (b) Cause or By Executive Without Good Reason. If the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall provide the Executive with his Base Salary through the Date of Termination and for the reimbursement of expenses under Section 5(c) hereof and shall have no further obligation to the Executive hereunder.

         (c) Mitigation. The Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment except as specifically provided in this Section 8. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company's obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others except for claims arising from Termination for Cause.

         9. Confidential Information; Non-Competition; Nonsolicitation.

         (a) Confidential Information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company's expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company and its businesses and investments, obtained by the Executive during the Executive's employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement). In consideration of this Agreement, the Executive hereby agrees to the Retek Inc.


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Employee Invention Assignment and Confidentiality Agreement attached hereto and incorporated herein by this reference.

         (b) Injunctive Relief. In the event of a breach or threatened breach of this Section 9, the Executive agrees that the Company shall be entitled to the remedy of injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

         10. Legal Fees and Expenses. If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the prevailing party shall be reimbursed for all costs of litigation. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the non-prevailing party receives reasonable written evidence of such fees and expenses.

         11. Successors; Binding Agreement.

         (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) Executive's Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive's death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive's interests under this Agreement. If the Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.

         12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, or by international courier with proof of receipt, addressed as follows:


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         If to the Executive:
            39 Harbour Road
            Warwick Bermuda WK04

         Or at his residence address most recently filed with the Company.

         If to the Company:
         Retek Inc.
         801 Nicollet Avenue
         Minneapolis, MN  55402
         Attention: Chief Financial Officer

         or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         13. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Minnesota without regard to its conflicts of law principles.

         14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.

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Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

         17. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation consistent with the Company's practices relative to the Executive in effect prior to the Effective Date.

         18. Section Headings. The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.



                       RETEK INC.


                       By:
                           ------------------------------------

                       EXECUTIVE

                            /s/ John Buchanan
                           ------------------------------------
                           John Buchanan